Exhibit 4.17

English Translation

Dated April 1, 2007

Thinkplus Investments Limited

(as the issuer)

AND

Airland International Limited

Bizexpress Limited

(as the subscriber)

Subscription Agreement

THIS SUBSCRIPTION AGREEMENT (“this Agreement”) is entered into by and between the parties below in Beijing, China as of April 1, 2007:

Thinkplus Investments Limited, a corporation incorporated under the laws of the Cayman Islands, whose registered address is Codan Trust Company (Cayman) Limited, Century Yard, Cricket Square, Hutchins Drive, P.O. Box 2681GT, George Town, Grand Cayman, British West Indies, hereinafter referred to as the “Company”;

Airland International Limited, a corporation incorporated under the laws of the British Virgin Islands, whose registered address is 2nd floor, Abbott Building Road Town, Tortola, British Virgin Islands, hereinafter referred to as the “Airland”;

AND

Bizexpress Limited, a corporation incorporated under the laws of the British Virgin Islands, whose registered address is 2nd floor, Abbott Building Road Town, Tortola, British Virgin Islands, hereinafter referred to as the “Bizexpress”

Airland and Bizexpress are collectively referred to as the “Subscriber”.

The Company and the Subscriber are collectively referred to as the “Parties” and individually as a “Party”.

RECITAL:

A.	Subject to the terms and conditions of this Agreement, the Company agrees to issue Shares and Stock Options to the Subscriber and make cash payment to the Subscriber, and the Subscriber agrees to subscribe for the said Shares and Stock Options, accept the said cash and undertake non-competition obligations to the Company.

B.	The obligations of the Parties referred to in Recital A are subject to satisfaction or waiver of the conditions precedent hereunder.

THEREFORE, in consideration of the mutual covenants and undertakings contained herein, and subject to and on the terms and conditions herein set forth, the Parties hereto agree as follows:

Article 1 Definitions

1.1	Special Definitions

As used in this Agreement, the following terms shall have the meanings set forth or referenced below:

(a)	“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in the PRC or Hong Kong Special Administrative Region (“Hong Kong”) are authorized or obliged by applicable law to be closed.

(b)	“Completion” means the Tranche A Completion or Tranche B Completion, as the case may be.

(c)	“Confidential Information” means all confidential, non-public or proprietary information regardless of how the information is stored or delivered, exchanged between the Parties before, on or after the date of this Agreement relating to the business, technology or other affairs of the Party who provides the information, but excluding the information which:

(i)	is in or becomes part of the public domain other than through a breach of this Agreement or an obligation of confidence owed to the party to whom the information belongs;

(ii)	the recipient of the information can prove was already known to it at the time of disclosure by the party to whom the information belongs (unless such knowledge arose from disclosure of information in breach of an obligation of confidentiality); or

(iii)	the recipient acquires from a source other than the party to whom the information belongs, where such source is entitled to disclose it.

(d)	“Equity Transfer Contract” means the Equity Transfer Contract signed by Worksoft Creative Software Technology Ltd. (“Worksoft”, a wholly owned subsidiary of the Company in China), Zhang Lilun and Shi Rongbin with respect to Zhang Jilun and Shi Rongbin transferring part of their equities in Shanghai Solutions Software Co., Ltd. (“Shanghai Solutions”) to Worksoft on the date of this Agreement.

(e)	“IPO” means the Company’s initial public offering at any stock exchange.

(f)	“Net Assets” shall have the meaning as ascribed to such term under the US GAAP.

(g)	“Net Profits” shall have the meaning as ascribed to such term under the US GAAP.

(h)	“PRC” means the People’s Republic of China excluding, for the purpose of this Agreement, Hong Kong Special Administrative Region and Macao Special Administrative Region and Taiwan.

(i)	“Qualified Employees” means the Shanghai Solutions employees which are defined by the Subscriber as being eligible for the Stock Options.

(j)	“RMB” means Renminbi, the lawful currency of the PRC.

(k)	“Shares” means the ordinary shares of the Company.

(l)	“Stock Options” means the Tranche A Stock Options and/or Tranche B Stock Options.

(m)	“Tranche B Cash Payment” means the cash payment to be made by the Company to the Subscriber pursuant to Article 4 of this Agreement.

(n)	“Tranche A Completion” means the completion of the issue and allotment of the Tranche A Shares and the Company’s undertaking on issuance of the Tranche A Stock Options in accordance with this Agreement.

(o)	“Tranche B Completion” means the completion of the issue and allotment of the Tranche B Shares, the Company’s undertaking on issuance of the Tranche B Stock Options in accordance with this Agreement and Tranche B Cash Payment.

(p)	“Tranche A Completion Date” means the date of this Agreement.

(q)	“Tranche B Completion Date” means March 31, 2008.

(r)	“Tranche A Shares” means the Shares to be subscribed for by the Subscriber pursuant to Article 2 of this Agreement.

(s)	“Tranche B Shares” means the Shares to be subscribed for by the Subscriber pursuant to Article 4 of this Agreement.

(t)	“Tranche A Stock Options” means the stock options to be issued by the Company to the Qualified Employees pursuant to Article 2 of this Agreement and the Company’s stock option plan dated November 3, 2005.

(u)	“Tranche B Stock Options” means the stock options to be issued by the Company to Qualified Employees pursuant to Article 4 of this Agreement and the Company’s stock option plan dated November 3, 2005.

(v)	“USD” means US dollars, the lawful currency of the United State of America.

(w)	“US GAAP” means the general accepted accounting principles in the United States of America.

1.2	Other Terms

Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning indicated throughout this Agreement.

1.3	Headings

Headings (including those in brackets at the beginning of paragraphs) are for convenience only and do not affect the interpretation of this Agreement.

Article 2 Tranche A Shares and Tranche A Stock Options

2.1	Tranche A Shares and Tranche A Stock Options

(a)	The Company agrees to issue and allot and the Subscriber agrees to subscribe for the Tranche A Shares on the terms and conditions of this Agreement;

(b)	The Company hereby undertakes to issue the Tranche A Stock Options to the Qualified Employees prior to the Tranche B Completion Date on the terms and conditions of this Agreement and the Company’s stock option plan dated November 3, 2005;

2.2	Consideration for Tranche A Shares and Tranche A Stock Options

(a)	As a consideration for Tranche A Shares and Tranche A Stock Options, the Subscriber undertakes that from the date of this Agreement until April 1, 2011, it will not compete with the Company, Worksoft and Shanghai Solutions in any way, including, not limited to, by setting up joint venture or partnership, recruiting the employees of the Company, Worksoft and Shanghai Solutions, making contract arrangements or providing funds.

2.3	Conditions for Tranche A Completion

Tranche A Completion is conditional on:

(a)	(Audit on Shanghai Solutions for Year 2006) the financial statements of Shanghai Solutions for the year of 2006 have been audited by the accounting firm designated by the Company in accordance with the US GAAP.

(b)	(Shareholders’ Approval) the shareholders of the Company in respect of both ordinary shares and preferred shares has approved the Company to issue the Tranche A Shares and Tranche A Stock Options.

(c)	(Board approval) the board of directors of the Company has duly approved the Company to issue the Tranche A Shares and Tranche A Stock Options.

(d)	(Governmental Approvals) if legally required, the Subscriber has obtained all necessary governmental approvals for the subscription of the Tranche A Shares and Tranche A Stock Options and produced the approval documents to the Company.

(e)	(Signing of Equity Transfer Contract) Equity Transfer Contract has been signed by Worksoft, Zhang Jilun and Shi Rongbin.

(f)	(Signing of Employment Agreement and Non-competition Agreement) Zhang Jilun (Chinese ID number: 310110196602076810) and Shi Rongbin (Chinese ID number: 310110196810256875) have entered into employment agreements and non-competition agreements with Shanghai Solutions (collectively referred to as the “Employment Agreements”) whose term is from the date of this Agreement to April 1, 2011.

(g)	(Representations and Warranties) On the Tranche A Completion Date, the representations and warranties of the Subscriber under Article 7.1 of this Agreement and its representations and warranties in the Equity Transfer Contract shall be true and correct in all material respects, and the Subscriber shall have performed and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it prior to or on the Tranche A Completion Date.

2.4	Determination of Number of the Tranche A Shares

The number of Shares for the Tranche A Shares shall be calculated as follows:

X=	A - B
C x D

X = the number of the Tranche A Shares

A = RMB 28,275,000

B = the net asset value of Shanghai Solutions as of December 31, 2006 in the consolidated balance sheet provided by Shanghai Solutions – the net asset value of Shanghai Solutions shown in the balance sheet of Shanghai Solutions as of December 31, 2006 audited by an accounting firm designated by the Company

The net asset value of Shanghai Solutions shown in the balance sheet of Shanghai Solutions as of December 31, 2006 audited by an accounting firm designated by the Company shall not include the accounts receivable whose age exceeds 270 days on December 31, 2006 and have not been collected on March 15, 2007.

For avoidance of doubt, if the figure of B dividing the net asset value of Shanghai Solutions as of December 31, 2006 in the consolidated balance sheet provided by Shanghai Solutions turns out to be less than five percent (5%), the figure of B shall be deemed as zero.

C = USD 4.00

D = 7.7390, the exchange rate between USD and RMB published by the People’s Bank of China on March 16, 2007

2.5	Determination of Number of the Tranche A Stock Options

The number of the Tranche A Stock Options shall be 55,700.

The exercise price of each Tranche A Stock Option shall be based on the Share price of the Company at the time of the actual grant of such option and be consistent with the exercise price of stock options granted by the Company to other employees at that time. The valid term of the Tranche A Stock Options is 4 years after the date of issue.

2.6	Reasonable Endeavors

Each Party must use its reasonable endeavors to obtain the fulfillment of the conditions precedent as described under Article 2.3, including procuring the performance by a third party. The Parties must keep each other informed of any circumstance which may result in any condition precedent under Article 2.3 not being satisfied in accordance with its terms hereof.

Article 3 Tranche A Completion

3.1	Time and Place of Completion

Tranche A Completion will take place at 11a.m. on the Tranche A Completion Date at the office of the Company at 3rd Floor, Building 8, Zhongguancun Software Park, Beijing, PRC or at any other time and place as otherwise agreed upon by the Company and the Subscriber.

3.2	Subscriber’s Obligations at Completion

Unless otherwise waived in writing by the Company, at the Tranche A Completion, the Subscriber shall deliver the Employment Agreements signed by Zhang Jilun and Shi Rongbin with Shanghai Solutions to the Company.

3.3	Company’s Obligations at Completion

Unless otherwise waived in writing by the Subscriber, at the Tranche A Completion, the Company shall instruct its registration agent by fax to issue the Tranche A Shares to the Subscriber. The Company shall deliver the share certificate of the Tranche A Shares to the Subscriber within 10 business days after the Tranche A Completion.

3.4	Undertakings by the Subscriber

The Subscriber hereby further undertakes to the Company that:

(a)	If Worksoft is still not registered as a shareholder of Shanghai Solutions and does not hold the 75% equity of Shanghai Solutions on May 31, 2007, the Company is entitled to repossess all the already issued Tranche A Shares without any compensation and will not issue any Tranche A Shares;

(b)	The Subscriber shall cause Shanghai Solutions to sign the technical development agreement with Worksoft on the Tranche A Completion Date, and the development expenses payable by Shanghai Solutions to Worksoft under this technical development agreement shall not be less than 75% of all the Net Profits of Shanghai Solutions from April 1, 2007 until Worksoft is registered as a shareholder of Shanghai Solutions and holds the 75% equity of Shanghai Solutions.

Article 4 Tranche B Shares, Tranche B Stock Options and Tranche B Cash Payment

4.1	Tranche B Shares, Tranche B Stock Options and Tranche B Cash Payment

As the inducement for the Subscriber to enter into this Agreement and as consideration described in Article 4.2, the Company agrees to:

(a)	Issue and allot, and the Subscriber agrees to subscribe for the Tranche B Shares on the terms and conditions of this Agreement;

(b)	Within one year after the Tranche B Completion Date, issue the Tranche B Stock Options to the Qualified Employees on the terms and conditions of this Agreement and the Company’s stock option plan dated November 3, 2005;

(c)	Make the Tranche B Cash Payment to the Subscriber.

4.2	Consideration for Tranche B Shares, Tranche B Stock Options and Tranche B Cash Payment

As a consideration for Tranche B Shares, Tranche B Stock Options and Tranche B Cash Payment, the Subscriber undertakes that from the Tranche B Completion Date until April 1, 2011, it will not compete with the Company, Worksoft and Shanghai Solutions in any way, including, not limited to, by setting up joint venture or partnership, recruiting the employees of the Company, Worksoft and Shanghai Solutions, making contract arrangements or providing funds.

4.3	Conditions for Tranche B Completion

Tranche B Completion is conditional on:

(a)	(Audit on Shanghai Solutions for Year 2007) the financial statements of Shanghai Solutions for the year of 2007 have been audited by the accounting firm designated by the Company in accordance with the US GAAP.

(b)	(Shareholders’ Approval) the shareholders of the Company in respect of both ordinary shares and preferred shares has approved the Company to issue the Tranche B Shares and Tranche B Stock Options and make the Tranche B Cash Payment.

(c)	(Board approval) the board of directors of the Company has duly approved the Company to issue the Tranche B Shares and Tranche B Stock Options and make the Tranche B Cash Payment.

(d)	(Governmental Approvals) if legally required, the Subscriber has obtained all necessary governmental approvals for the subscription of the Tranche B Shares and Tranche B Stock Options and acceptance of the Tranche B Cash payment and produced the approval documents to the Company.

(e)	(Completion of Equity Transfer) The Equity Transfer under the Equity Transfer Contract has been completed. Worksoft has been registered as a shareholder of Shanghai Solutions and holds the 75% equity of Shanghai Solutions and one representative assigned by Worksoft has been registered as the director of Shanghai Solutions.

(f)	(Representations and Warranties) on the Tranche B Completion Date, the representations and warranties of the Subscriber under Article 7.1 of this Agreement and its representations and warranties in the Equity Transfer Contract shall be true and correct in all material respects, and the Subscriber shall have performed and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it prior to or on the Tranche B Completion Date.

4.4	Determination of Number of the Tranche B Shares, Number of Tranche B Stock Options and Amount of Tranche B Cash Payment

(a)	The total amount of values of the Tranche B Shares, Tranche B Stock Options and Tranche B Cash Payment (“Total Tranche B Amount”) shall be calculated as follows:

U=E – F – G

U=Total Tranche B Amount

E=H x I x 75%

H=	the Net Profits of Shanghai Solutions for the year 2007, audited by an accounting firm designated by the Company

I=	(i) If H turns out to be no less than RMB 6,000,000, the figure of I shall be deemed as 1.33. If, as a result, the figure of E turns out to be more than RMB 7,500,000, the figure of E shall be deemed as RMB 7,500,000.

(ii) If H turns out to be less than RMB 6,000,000, the figure of I shall be deemed as 0.6.

F= the Net Profits of Shanghai Solutions for the year 2006 shown in the consolidated profit statement provided by Shanghai Solutions – the Net Profits of Shanghai Solutions for the year 2006 audited by an accounting firm designated by the Company

If F <0, F shall be deemed as 0.

G= the aggregate amount of account receivables and other non-performing assets of Shanghai Solutions as of December 31, 2007 that occurred before the conditions precedent as set forth in Article 4.3(e) are fulfilled.

(b)	Before the Tranche B Completion Date, the Company shall determine the percentages of the value of the Tranche B Shares, the value of the Tranche B Stock Options and the amount of the Tranche B Cash Payment in the Total Tranche B Amount and calculate the number of the Tranche B Shares, the number of the Tranche B Stock Options and the amount of the Tranche B Cash Payment. But the following formula shall be met:

(Number of the Tranche B Stock Options + 55,700) x C x D = 5% x (A – B + U)

Where: A, B, C and D shall have the meaning ascribed to in Article 2.4; U shall have the meaning ascribed to in this Article 4.4.

(c)	The exercise price of each Tranche B Stock Option shall be based on the Share price of the Company at the time of the actual grant of such option and be consistent with the exercise price of stock options granted by the Company to other employees at that time.

(d)	The Parties hereby confirm that if the Net Profits of Shanghai Solutions for the year 2007 audited by an accounting firm designated by the Company are less than RMB 5,000,000, the Company shall be entitled to buy back 50% of all the already issued Tranche A Shares from the Subscriber at a price of USD 4.00 per share.

4.5	Reasonable Endeavors

Each Party must use its reasonable endeavors to obtain the fulfillment of the conditions precedent as described under Article 4.3, including procuring the performance by a third party. The Parties must keep each other informed of any circumstance which may result in any condition precedent under Article 4.3 not being satisfied in accordance with its terms hereof.

Article 5 Tranche B Completion

5.1	Time and Place of Completion

Tranche B Completion will take place at 11a.m. on the Tranche B Completion Date at the office of the Company at 3rd Floor, Building 8, Zhongguancun Software Park, Beijing, PRC or at any other time and place as otherwise agreed upon by the Company and the Subscriber.

5.2	Subscriber’s Obligations at Completion

Unless otherwise waived in writing by the Company, at the Tranche B Completion, the Subscriber shall deliver to the Company the written information on the bank account designated by it to receive the Tranche B Cash Payment.

5.3	Company’s Obligations at Completion

Unless otherwise waived in writing by the Subscriber, at the Tranche B Completion, the Company shall:

(a)	By fax, instruct its registration agent to issue the Tranche B Shares to the Subscriber. The Company shall deliver the share certificate of the Tranche B Shares to the Subscriber within 10 business days after the Tranche B Completion Date;

(b)	Inform the Subscriber of the number of the Tranche B Stock Options determined pursuant to Article 4.4;

(c)	Instruct its bank to remit the Tranche B Cash Payment in immediately available USD funds to the bank account designated by the Subscriber.

5.4	Agreement

The Parties agree that if, after the Tranche B Completion Date, Worksoft purchases all the equity of Shanghai Solutions held by Zhang Jilun and Shi Rongbin (i.e. 15% equity of Shanghai Solutions) pursuant to relevant provisions of the Equity Transfer Contract, the non-competition obligations of the Subscriber under Articles 2.2 and 4.2 of this Agreement shall be extended to April 1, 2012. As a consideration for the extension of non-competition obligations, the Company shall pay cash to the Subscriber. Amount of payment shall be calculated as follows:

Amount=	15%	x (A +U) – Equity Transfer Price
75%

A shall have the meaning ascribed to in Article 2.4.

U shall have the meaning ascribed to in Article 4.4.

Equity transfer price = the equity transfer price payable by Worksoft to Zhang Jilun and Shi Rongbin when Worksoft purchases all the equity of Shanghai Solutions held by Zhang Jilun and Shi Rongbin (i.e. 15% equity of Shanghai Solutions) pursuant to relevant provisions of the Equity Transfer Contract after the Tranche B Completion Date.

Article 6 Representations and Warranties by the Company

6.1	Accuracy of Representations

The Company represents and warrants to the Subscriber that each of the following representations is true and accurate and not misleading in any material respect on the date of this Agreement and will be true and accurate and not misleading in any material respect as at the Tranche A Completion Date and Tranche B Completion Date:

(a)	(Organization, Good Standing and Qualification) It is duly organized, validly existing and in good standing under, and by virtue of, the laws of the place of its incorporation or establishment and has all requisite power and authority to own its properties and assets and to carry on its business as now conducted;

(b)	(Power) It has the power to execute and perform this Agreement and has obtained all necessary consents and authorizations to enable it to do so;

(c)	(Binding Obligation) This Agreement constitutes a valid and binding obligation enforceable in accordance with its provisions;

(d)	(No Breach) This Agreement, Tranche A Completion and Tranche B Completion do not conflict with or result in a breach of any obligation (including any statutory, contractual or fiduciary obligation) or constitute or result in any default under any provision of its constitution or any material provision of any agreement, deed, writ, order, injunction, judgment, law, rule or regulation to which it is a party or is subject or by which it is bound;

6.2	Separate Warranties

Each representation or warranty is to be treated as a separate representation or warranty.

Article 7 Representations and Warranties by the Subscriber

7.1	Accuracy of Representations

The Subscriber represents and warrants to the Company that each of the following representations is true and accurate and not misleading in any material respect on the date of this Agreement and will be true and accurate and not misleading in any material respect as at the Tranche A Completion Date and Tranche B Completion Date:

(a)	(Organization, Good Standing and Qualification) It is duly organized, validly existing and in good standing under, and by virtue of, the laws of the place of its incorporation or establishment and has all requisite power and authority to own its properties and assets and to carry on its business as now conducted;

(b)	(Power) It has the power to execute and perform this Agreement and has obtained all necessary consents and authorizations to enable it to do so;

(c)	(Binding Obligation) This Agreement constitutes a valid and binding obligation enforceable in accordance with its provisions;

(d)	(No Breach) This Agreement, Tranche A Completion and Tranche B Completion do not conflict with or result in a breach of any obligation (including any statutory, contractual or fiduciary obligation) or constitute or result in any default under any provision of its constitution or any material provision of any agreement, deed, writ, order, injunction, judgment, law, rule or regulation to which it is a party or is subject or by which it is bound;

(e)	(Compliance with Laws) It is not required to obtain any consents or approvals from, or file a record with, any third party or government authority in connection with the Tranche A Completion and Tranche B Completion;

(f)	(Solvency) It is able to pay its debts as and when they fall due;

7.2	Separate Warranties

Each representation or warranty is to be treated as a separate representation or warranty.

7.3	Agreement

As a shareholder of the Company after the Tranche A Completion, the Subscriber agrees to be bound by all the terms and provisions of the memorandum and articles of association of the Company.

Article 8 Confidentiality

All Confidential Information exchanged between the Parties under this Agreement or during the negotiations preceding this Agreement is confidential to them and may not be disclosed to any person except:

8.1	employees, legal advisers, auditors and other consultants of a Party or its affiliates requiring the information for the purpose of this Agreement;

8.2	with the consent of the Party who supplied the information; or

8.3	if a Party is required to do so by law or a stock exchange.

Article 9 Announcements

9.1	Public Announcements

Subject to Article 9.2, neither Party may make or send a public announcement, communication or circular concerning the transactions referred to in this Agreement, unless it has first obtained the other Party’s prior written consent. That consent is not to be unreasonably withheld or delayed.

9.2	Public Announcements Required by Law

Article 9.1 does not apply to a public announcement, communication or circular required by relevant laws or regulations or the rules of a stock exchange, but the Party required to make or send it shall first notify the other Party.

Article 10 Costs

The Company and the Subscriber shall pay their own legal and other costs and expenses in connection with the negotiation, preparation, execution and completion of this Agreement and other related documentation.

Article 11 Notices

Any notice required to be made or given by either Party pursuant to this Agreement shall be sent by hand delivery, registered mail (postage prepaid) (if mailed to an overseas address, by airmail) or fax to the address or fax number of the other Party as set forth herein or for the propose of notices, such other address or fax number as may be notified by the other Party in writing from time to time (at least 5 business days in advance). Such notice shall be deemed to be served on the recipient: if by hand delivery, at the time of delivery; if by fax, at the time of sending; if by registered mail (postage prepaid), 48 hours (72 hours if being airmailed overseas) after posting. The following contents can fully prove the service of notice: if by hand delivery and registered mail (postage prepaid), address is correct, notice has been appropriately delivered, posted and (as the case may be) and notice has been appropriately received; if by fax transmission, sending fax machine receives an acknowledgement message:

If to the Company:

Attn.: Sidney X. Huang

Address: 3F, No.8 Building, Zhongguancun Software Park, Beijing, China

Fax: 86 (10) 8282-5058

If to Airland:

Attn.: Zhang Jilun

Address: Rm.701, 36#, Lane 100, Tianlin East Road, Shanghai

Fax: 86 (10) 5424-8771

If to Bizexperss:

Attn.: Shi Rongbin

Address: Rm.501, 44#, Lane 345, Guidu Road, Shanghai

Fax: 86 (10) 5424-8771

Article 12 Applicable Law and Dispute Resolution

12.1	Applicable Law

This Agreement shall be governed by and construed by the laws of Hong Kong.

12.2	Dispute Resolution

Any dispute or controversy arising from or in connection with this Agreement shall be resolved by the Parties through negotiations. In case no resolution can be reached within thirty (30) days after a Party makes a request for resolution through negotiations, such Party B may refer such dispute to Hong Kong International Arbitration Center for arbitration in accordance with its arbitration rules then in effect. Arbitral award shall be final and binding upon the Parties.

Article 13 Effectiveness

This Agreement shall go into effect as of the date when it is signed by the duly authorized representatives of the Parties.

IN WITNESS WHEREOF, the Parties hereto have caused this Subscription Agreement to be executed by their duly authorized representatives as of the date first above written.

Company
Thinkplus Investments Limited

By:	/s/ Chen Shuning
Name:	Chen Shuning
Title:	Chairman

Subscriber
Airland International Limited

By:	/s/ Zhang Jilun
Name:	Zhang Jilun
Title:	Director

Bizexpress Limited

By:	/s/ Shi Rongbin
Name:	Shi Rongbin
Title:	Director